Tidal ETF Trust
Fee Waiver Agreement

THIS FEE WAIVER AGREEMENT (the “Agreement”) is entered into on February 20, 2019, by and between Tidal ETF Trust, a Delaware statutory trust (the “Trust”), on behalf of the series of the Trust listed on Appendix A which may be amended from time to time (the “SoFi Funds”), and Toroso Investments, LLC (the “Adviser”), the SoFi Funds’ investment adviser.

WITNESSETH:

WHEREAS, the Adviser has entered into an Investment Advisory Agreement with the Trust, dated as of the 20th day of February, 2019, pursuant to which the Adviser provides, or arranges for the provision of, investment advisory and management services to the SoFi Funds, and for which it is compensated based on the average daily net assets of the SoFi Funds; and

WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of the SoFi Funds and its shareholders to reduce the unitary management fee paid by each of the SoFi Funds to the Adviser;

NOW THEREFORE, in consideration of the covenants and the mutual promises set forth herein, the parties mutually agree as follows:

1.
FEE WAIVER. The Adviser agrees to a reduction in each SoFi Fund’s unitary management fee (the “Reduced Fee”) which is calculated daily and paid monthly, at an annual rate of each SoFi Fund’s average daily net assets, effective upon the commencement of each SoFi Fund’s operations as listed on Appendix A. Any management fees waived with respect to a SoFi Fund under this Agreement are not subject to reimbursement to the Adviser by the SoFi Fund.

2.
TERM. This Agreement shall become effective with respect to a SoFi Fund at the time the SoFi Fund commences operations and shall continue through June 30, 2020, unless sooner terminated by the Trust as provided in Paragraph 3 of this Agreement. This Agreement shall continue in effect thereafter for additional periods of one year, or such other period as may be agreed upon by the Trust, on behalf of each SoFi Fund, and the Adviser, so long as such continuation is approved for each SoFi Fund at least annually by the Board of Trustees of the Trust.

3.
AMENDMENT; TERMINATION. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of the Fund, upon sixty (60) days’ written notice to the Adviser. This Agreement may only be modified or terminated prior to the end of the current term by, or with the consent of the Board of Trustees of the Trust. This Agreement will automatically terminate if the Investment Advisory Agreement is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination. Amendment or termination of this agreement does not require approval of a SoFi Fund’s shareholders.

4.	ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

5.
SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

6.	GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, and the Investment Advisers Act of 1940, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the date first written above.

TIDAL ETF TRUST on behalf of the series listed on Appendix A	TOROSO INVESTMENTS, LLC

By: /s/ Eric W. Falkeis	By: /s/ Dan Carlson
Name: Eric Falkeis Title: Chief Executive Officer	Name: Dan Carlson Title: Chief Financial Officer

Fee Waiver Agreement

Appendix A

Fund	Reduced Fee
SoFi 500 ETF	0.00%
SoFi Next 500 ETF	0.00%

TIDAL ETF TRUST on behalf of the SoFi Funds	TOROSO INVESTMENTS, LLC

By: /s/ Eric W. Falkeis	By: /s/ Dan Carlson
Name: Eric Falkeis Title: Chief Executive Officer	Name: Dan Carlson Title: Chief Financial Officer

Approved by the Board of Trustees: February 20, 2019